                                                                   EXHIBIT 99.1

Press Release

            RADISYS ANNOUNCES BUYBACK OF CONVERTIBLE NOTES AND SHARES

HILLSBORO, Ore.--(BUSINESS WIRE)--Oct. 30, 2000--RadiSys Corporation (Nasdaq:RSYS - news), a leading global designer and manufacturer of building blocks enabling next-generation Internet and communications systems, announced today that it has purchased $20 million principal amount of its 5 1/2% convertible subordinated notes in a negotiated transaction with a third party.

The purchase of the notes resulted in an after-tax gain to the company of approximately $3.3 million. The Company also announced that its board of directors has authorized the repurchase of up to 5%, or 850,000, of its outstanding shares. The Company intends to purchase shares of common stock in the open market or through privately negotiated transactions over the next several months, subject to market conditions. The open market purchase of shares will commence immediately.

The Company believes the purchases of the notes and shares are consistent with the Company's long-term goal of increasing shareholder value. The Company also believes that the use of cash to make these purchases will have no impact on its ability to fund currently anticipated investments in the business and to operate its existing business.

RadiSys designs and manufactures building blocks for next-generation Internet, communications, industrial automation, medical equipment, and transaction terminal applications. As a leading independent provider to OEMs, RadiSys delivers a time-to-market advantage in a tight "virtual division" relationship with its customers. The building blocks include Intel-based embedded computers, DSP modules and algorithms, network interfaces and protocols, systems platforms, embedded software, systems engineering and integration services. RadiSys' highly differentiated position in the market is a result of its intense focus on Intel-based technology, having the broadest array of building blocks, and having a "perfect fit" product development strategy using its intellectual property to design customer subsystems.

RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies.

Except for the historical information contained herein, the matters discussed in this press release, including the statements regarding RadiSys' ability to fund currently anticipated investments in the business and to operate its existing business, are forward-looking statements that involve risks and uncertainties. The following are among the factors that could cause actual results to differ materially: dependence on the relationship with Intel Corporation and its products; lower than expected or delayed sales in the communications market; lower than expected design wins with key OEMs; failure of leading OEMs to incorporate RadiSys' solutions in successful products; deliveries of products containing errors, defects and bugs; dependence on a limited number of suppliers or, in some cases, one supplier for components and equipment used to manufacture products; difficulties in integrating acquired businesses and assets; competition in the embedded computer market, which may lead to pricing pressures; political, economic and regulatory risks associated with international operations; technological developments; the inability to protect RadiSys' intellectual property or successfully to defend against infringement claims by others; availability of qualified personnel; business conditions in the general economy and in the markets RadiSys serves, particularly the communications market; technological difficulties and resource constraints encountered in developing new products; and difficulty or inability to meet obligations to repay indebtedness. The forward-looking statements should be considered in light of these factors.

For more information, contact RadiSys at investor.relations@radisys.com or call the RadiSys Investor Line at 503/615-RSYS.